Exhibit 4.1

AGEX THERAPEUTICS, INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK, SETTING FORTH THE POWERS,

PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND

RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 242 of the Delaware General Corporation Law, AgeX Therapeutics, Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

The Certificate of Incorporation of the Corporation, as amended, of the Corporation confers upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix the powers, designations, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

On July 21, 2023, the Board of Directors duly adopted a resolution creating a series of preferred stock designated as the Series A Preferred Stock, comprised initially of 211,600 shares, and a Certificate of Designation for such Series A Preferred Stock was filed with the Secretary of State of Delaware on July 24, 2023 (the “Certificate of Designation”).

Pursuant to Section 242 of the Delaware General Corporation Law (a) on November 7, 2023, the Board of Directors approved and adopted certain resolutions for purposes of amending certain of the powers, designations, preferences and rights of the shares of Series A Preferred Stock and qualifications, limitations or restrictions thereof (the “Series A Amendment”), and declaring the advisability thereof, and in connection therewith adopted resolutions approving amending and restating the Certificate of Designation in its entirety as set forth herein, and such resolutions have not been modified and are in full force and effect on the date hereof, and (b) on November 7, 2023, the holder of all of the outstanding shares of Series A Preferred Stock approved by written consent the Series A Amendment and this amended and restated Certificate of Designation.

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article 4 of the Corporation’s Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation is created out of the authorized but unissued Preferred Stock of the Corporation, such series to be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), to consist of 211,600 shares, par value $0.0001 per share.

1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified.

Applicable Exchange means NYSE American stock exchange or any other national securities exchange on which the Common Stock is listed.

Board of Directors means the Board of Directors of the Corporation.

Business Day means any day other than a Saturday, Sunday, or day on which banks in California or New York are required or permitted to close.

Common Stock means shares of common stock, par value $0.0001 per share, and stock of any other class of shares of the Corporation into which such shares may hereafter be reclassified or changed.

Conversion Date has the meaning set forth in Section 4(e) below.

Conversion Price means the price per share at which Common Stock shall be issuable upon conversion of the Series A Preferred Stock, and initially shall be 0.72 per share, subject to the adjustments set forth in Section 4(g).

Corporation means AgeX Therapeutics, Inc., a Delaware corporation.

Fair Value shall have the meaning set forth in Section 4(h) below.

Holder means the person or entity in whose name shares of Series A Preferred Stock are registered on the then most current stock ownership record books of the Corporation.

Junior Stock means (a) for purposes of Section 2 below, the Common Stock and any other class or series of stock of the Corporation not entitled to receive any dividends in any dividend period unless all preferential dividends required to have been paid or declared and set apart for payment on the Preferred Stock shall have been so paid or declared and set apart for payment and, (b) for purposes of Section 3 below, the Common Stock and any other class or series of stock of the Corporation not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Preferred Stock shall have received the entire preferential amount to which such shares of Preferred Stock are entitled upon such liquidation, dissolution or winding up.

Notice of Conversion means a written notice to the Corporation specifying the name and address of the Holder, the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the particular conversion, the number of shares of Common Stock owned prior to the particular conversion, and the date on which such conversion is to be effected if such date is other than the date of delivery of the Notice of Conversion (and share certificates evidencing the shares of Series A Preferred Stock being converted in the case of Series A Preferred Stock held in certificated form), which date may not be prior to the date the Notice of Conversion (and share certificates evidencing the Series A Preferred Stock being converted if shares of Series A Preferred Stock are held in certificated form) is delivered to the Corporation.

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Parity Stock means (a) for purposes of Section 2 below, Series B Preferred Stock of the Corporation and any other class or series of stock of the Corporation that, with respect to a particular class or series of stock of the Corporation, is entitled to receive payment of dividends on a parity with the referenced class or series of stock, and (b) for purposes of Section 3 below, Series B Preferred Stock of the Corporation and any other class or series of stock of the Corporation that, with respect to a particular class or series of stock of the Corporation is entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the referenced class or series of stock.

Preferred Stock means any class or series of stock of the Corporation ranking senior to the Common Stock in respect of the right to receive dividends or in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

Senior Stock means (a) for purposes of Section 2 below, any class or series of stock of the Corporation that is entitled to receive dividends before any dividends are paid to the Series A Preferred Stock, and, (b) for purposes of Section 3 below, any class or series of stock of the Corporation that is entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation before any assets are distributed to the Series A Preferred Stock.

Series A Preferred Stock means the Series A Convertible Preferred Stock of the Corporation.

Subscription Price means One Hundred Dollars ($100.00) per share of Series A Preferred Stock subject to proportional adjustment for any stock split, reverse stock split, stock dividend, combination, recapitalization or the like with respect to Series A Preferred Stock.

Subsidiary means any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more corporations or other business entities.

2. Dividends. The Holders of Series A Preferred Stock shall not be entitled to receive any dividends whether payable in cash or in other property.

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3. Distributions Upon Liquidation, Dissolution or Winding Up.

(a) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the preferences and other rights of any Senior Stock, before any assets of the Corporation shall be distributed to holders of Common Stock or other Junior Stock, all of the assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock and Parity Stock, in proportion to the number of shares of Series A Preferred Stock and Parity Stock held by each such holder as of the record date for the determination of holders of Series A Preferred Stock and Parity Stock entitled to receive such distribution, until the Corporation shall have distributed to such holders of Series A Preferred Stock and Parity Stock with respect to each share of Series A Preferred Stock or Parity Stock an amount of assets having a value equal to the Subscription Price per share. If the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of Series A Preferred Stock and Parity Stock shall be ratably distributed among such holders in accordance with the immediately preceding sentence.

(b) The (i) acquisition of the Corporation by another entity by means of a reorganization, merger, or consolidation approved by the Board of Directors or the stockholders of the Corporation, in which the stockholders of the Corporation immediately before such transaction do not own a majority of the outstanding stock of the surviving or acquiring corporation upon completion of such transaction, or (ii) a sale of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions, shall be deemed a liquidation under this Section (a “Deemed Liquidation”). In the case of a Deemed Liquidation event pursuant to which shares of Common Stock shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Liquidation Consideration”), a holder of shares of Series A Preferred Stock shall receive, in the amount and manner provided in Section 3(a), the kind of Liquidation Consideration that holders of Common Stock would otherwise be entitled to receive in such Deemed Liquidation. In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in the Deemed Liquidation Event, the consideration that the holders of shares of Series A Preferred Stock shall receive shall be the form of consideration elected by the holders of the shares of Common Stock who participate in the determination.

4. Conversion Rights. The Series A Preferred Stock shall be convertible into Common Stock as follows:

(a) Conversion at Option of Holder. Subject to and upon compliance with the provisions of this Section 4, the Series A Preferred Stock shall be convertible at the election of the Holder thereof into a number of fully paid and nonassessable shares of Common Stock determined in accordance with subparagraph (d) of this Section 4, at any time and from time to time.

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(b) Automatic Conversion. Each outstanding share of Series A Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable Common Stock at the Conversion Price then in effect (the “Automatic Conversion”) upon the earliest of:

(i) Automatic Conversion Date. The earlier of (x) the date on which the Company or a Subsidiary shall have consummated a merger with Serina Therapeutics, Inc., an Alabama corporation, or a subsidiary thereof; and (y) February 1, 2024; and

(ii) Vote. The Holders of at least a majority of the outstanding shares of the Series A Preferred Stock approve or consent to the Automatic Conversion.

(c) Valid Issuance. All Common Stock issued upon conversion of the Series A Preferred Stock will, upon issuance by the Corporation, be duly authorized and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action or fail to take any action which will cause a contrary result.

(d) Number of Shares Issuable Upon Conversion. Each share of Series A Preferred Stock shall be converted into the number of shares of Common Stock determined by dividing (x) a number equal to the number of dollars and cents comprising the Subscription Price, by (y) a number equal to the number of dollars and cents comprising the Conversion Price in effect on the Conversion Date.

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(e) Mechanics of Conversion. The Holder of any Series A Preferred Stock may exercise the conversion right specified in paragraph (a) of this Section 4 by surrendering to the Secretary of the Corporation or any transfer agent of the Corporation the certificate or certificates for the shares to be converted, if such shares are certificated, accompanied by a Notice of Conversion. Upon the occurrence of the event specified in paragraph (b) of this Section 4, the outstanding Series A Preferred Stock shall be converted automatically without any further action by the Holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. Conversion shall be deemed to have been effected on the date when delivery of a Notice of Conversion and certificates for shares to be converted is made in the case of conversion under paragraph (a) of this Section 4 if Series A Preferred Stock is issued in certificated form, or on the date of the event specified in paragraph (b) of this Section 4, and such date is referred to herein as the “Conversion Date.” Subject to the provisions of subparagraph (g)(ii) of this Section 4, as promptly as practicable thereafter (and after surrender of the certificate or certificates evidencing Series A Preferred Stock to the Corporation or any transfer agent of the Corporation, if applicable) the Corporation shall issue and deliver to or upon the written order of such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled and a check or cash with respect to any fractional interest in any share of Common Stock as provided in paragraph (f) of this Section 4. Subject to the provisions of subparagraph (g)(ii) of this Section 4, the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing Series A Preferred Stock surrendered for conversion (in the case of conversion pursuant to paragraph (a) of this Section 4), as applicable, the Corporation shall issue and deliver to or upon the written order of the Holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered, if such shares are to be held in certificated form. Notwithstanding the foregoing, the Corporation shall not be obligated to issue to any Holder of Series A Preferred Stock certificates evidencing the Common Stock issuable upon such conversion unless certificates evidencing the Series A Preferred Stock are delivered to either the Corporation or any transfer agent of the Corporation if such shares of Series A Preferred Stock are held in certificated form. No medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion shall be required.

(f) Fractional Shares. No fractional share of Common Stock or scrip shall be issued upon conversion of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest at the then Fair Value.

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(g) Conversion Price and Subscription Price Adjustments. If the Corporation shall (A) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (B) subdivide or reclassify the outstanding Common Stock into a greater number of shares, or (C) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur. If the Corporation shall (A) declare a dividend or make a distribution on the Series A Preferred Stock in shares of Series A Preferred Stock, (B) subdivide or reclassify the outstanding Series A Preferred Stock into a greater number of shares, or (C) combine or reclassify the outstanding Series A Preferred Stock into a smaller number of shares, the Subscription Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted. Successive adjustments in the Conversion Price or Subscription Price shall be made whenever any event specified above shall occur.

(i) Rounding of Calculations; Minimum Adjustment. All calculations under this Section 4(g) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this Section 4 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than one percent (1%) of the Conversion Price, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one percent (1%) of the Conversion Price or more. Notwithstanding the foregoing, the Board of Directors may elect at any time to make an adjustment otherwise required under this Section 4(g) of less than one percent (1%).

(ii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 4(g) require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the Holder of any Series A Preferred Stock converted after such record date and before the occurrence of such event the additional Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment, and (B) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock pursuant to paragraph (h) of this Section 4; provided that the Corporation upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(h) Fair Value. The “Fair Value” per share of Common Stock for any date shall be determined by the Board of Directors as follows:

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(i) If the Common Stock is listed on a national securities exchange, the Fair Value shall be the average of the last reported sale price of the Common Stock on such exchange, for the last twenty consecutive trading days prior to such date; or

(ii) If the Common Stock is not listed on a national securities exchange but prices for the Common Stock are reported on an interdealer automated quotation system, the Fair Value shall be the average of the daily high and low sales prices reported on such system during the last twenty consecutive trading days prior to such date; or

(iii) If the prices for the Common Stock cannot be determined under Section 4(h)(i) or Section 4(h)(ii), the Fair Value shall be an amount determined in such reasonable manner as may be prescribed by the Board of Directors in good faith, irrespective of any accounting treatment.

(i) Statement Regarding Adjustments. Whenever the Conversion Price or Subscription Price shall be adjusted as provided in paragraph (g) of this Section 4, the Corporation shall forthwith file, at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price or Subscription Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent to each Holder in the manner for giving notices as provided herein. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of paragraph (j) of this Section 4.

(j) Notice to Holders of Series A Preferred Stock. If (i) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (ii) the Corporation shall declare a redemption of the Common Stock, (iii) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (iv) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (v) a voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation shall be authorized, in each case, the Corporation shall cause to be sent to each Holder of Series A Preferred Stock at the last address of such Holder as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, and (C) the amount of such dividend, distribution, redemption, rights or warrants per share to be distributed to holders of Common Stock; provided that the failure to deliver such notice or any defect therein or in the content, sending, or delivery of such notice shall not affect the validity of the corporate action required to be specified in such notice.

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(k) Costs. The Corporation shall pay all documentary, stamp, transfer or other transaction taxes, if any, attributable to the issuance or delivery of Common Stock upon conversion of, any Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the Preferred Stock in respect of which such shares are being issued.

(l) Reservation of Shares. So long as any Series A Preferred Stock remain outstanding, the Corporation shall reserve at all times free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, sufficient Common Stock to provide for the conversion of all outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to, as applicable, this Certificate of Designation or the Corporation’s Certificate of Incorporation.

5. Voting Rights. The following matters shall require the approval of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class: (i) creation of any Preferred Stock ranking as Senior Stock to the Series A Preferred Stock with respect to liquidation preferences; (ii) repurchase of any shares of Junior Stock except shares issued pursuant to or in connection with a compensation or incentive plan or agreement approved by the Board of Directors for any officers, directors, employees or consultants of the Corporation; (iii) any sale, conveyance, or other disposition of all or substantially all the Corporation’s property or business, or any liquidation or dissolution of the Corporation, or a merger into or consolidation with any other corporation (other than a wholly-owned Subsidiary corporation) but only to the extent that the Delaware General Corporation Law, as the same may be amended from time to time, requires that such transaction be approved by each class or series of Preferred Stock; (iv) any adverse change in the powers, preferences and rights of, and the qualifications, limitations or restrictions on, the Series A Preferred Stock; or (v) any amendment of the Corporation’s Certificate of Incorporation or Bylaws that results in any adverse change in the powers, preferences and rights of, and the qualifications, limitations or restrictions on, the Series A Preferred Stock; provided, that nothing in this paragraph shall restrict or limit the rights and powers of the Board of Directors to fix by resolution the rights, preferences, and privileges of, and restrictions and limitations on, stock ranking as Parity Stock or Junior Stock to Series A Preferred Stock. Except as may otherwise be required by the Delaware General Corporation Law, as the same may be amended from time to time, the Series A Preferred Stock shall have no other voting rights.

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6. Exclusion of Other Rights. Except as may otherwise be required by law, the Series A Preferred Stock shall not have any powers, preferences and rights of, and the qualifications, limitations or restrictions other than those specifically set forth herein and in the Corporation’s Certificate of Incorporation.

7. Notices. Any and all notices or other communications or deliveries to be provided by the Holders, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally or sent by a U.S. nationally recognized next Business Day courier service addressed to the Corporation at its principal executive office to the attention of the Secretary of the Corporation, or sent by e-mail to such e-mail address as the Corporation may specify for such purpose by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder to a Holder shall be in writing and delivered personally or sent by a U.S. nationally recognized next Business Day courier service or by e-mail addressed to such Holder at the address or e-mail address of such Holder appearing on the books of the Corporation. Any notice or other communication hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered by e-mail prior to 5:30 p.m. (New York City time) on any Business Day, (ii) the next Business Day after the time of transmission, if such notice or communication is delivered via e-mail on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of deposit for delivery with a U.S. nationally recognized next Business Day courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

8. Lost or Mutilated Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of such mutilated certificate, or in lieu of or in substitution for such lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence, reasonably satisfactory to the Corporation (which shall not include the posting of any bond), of such loss, theft or destruction of such certificate, and of the ownership thereof.

9. Governing Law. The powers, designations, preferences, rights, qualifications, limitations, and restrictions of Series A Preferred Stock, the validity, authorization and issuance of Series A Preferred Stock, and the conversion of Series A Preferred Stock into Common Stock shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof, and all legal proceedings pursuant or with respect to or concerning such matters (a “Proceeding”), whether brought by or against a Holder or the Corporation any of their respective directors, officers, stockholders, employees or agents, shall be commenced in the state and federal courts sitting in the State of Delaware (the “Delaware Courts”). The Corporation and each Holder irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any Proceeding, and hereby irrevocably waives, and agrees not to assert in any Proceeding any claim that they are not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are an improper or inconvenient venue for such Proceeding. The Corporation and each Holder irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to such party hereunder and agrees that such service shall constitute good and sufficient service of process and notice. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. If the Corporation or any Holder shall commence a Proceeding, the prevailing party in such Proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such Proceeding.

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10. Waivers. Any waiver of a breach of any term or provision hereof shall not operate as or be construed to be a waiver of any other breach of such term or provision or of any breach of any other provision hereof or a waiver by any other Holder. The failure of the Corporation or a Holder to insist upon strict adherence to any term or provision hereof on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision hereof on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

11. Next Business Day. Whenever any notice, payment, action, or performance of any other obligation hereunder shall be due or required on a day other than a Business Day, such notice, payment, action, or performance shall be given, paid, taken, or performed, as applicable, on the next succeeding Business Day.

12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

13. Severability of Provisions. If any power, preference, right, or qualification of, or limitation or restriction on, the Series A Preferred Stock set forth herein (as the same may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences rights, qualifications, limitations, and restrictions set forth herein (as the same may be amended from time to time) which can be given effect without the invalid, unlawful or unenforceable power, preference, right, qualification, limitation, or restriction shall, nevertheless, remain in full force and effect, and no power, preference, right, qualification, limitation, or restriction herein set forth shall be deemed dependent upon any other such power, preference, right, qualification, limitation, or restriction unless so expressed herein.

14. Status of Reacquired Shares. Shares of Series A Preferred Stock which have been issued and reacquired in any manner or which shall have been converted into Common Stock shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued Preferred Stock of the Corporation undesignated as to series and may be redesignated as to series and reissued.

15. Repurchases. With respect to the Holders of Series A Preferred Stock, any repurchase by the Corporation of its outstanding Common Stock upon exercise of a repurchase option contained in an agreement between the Corporation and one or more of its employees, consultants, officers, directors, employee stock ownership plan trustees, or other persons having a business relationship with the Corporation shall be permissible, and each Holder of Series A Preferred Stock consents to any such repurchases, regardless of any restrictions on such repurchase under the Delaware General Corporation Law.

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IN WITNESS WHEREOF, AgeX Therapeutics, Inc. has caused this Amended and Restated Certificate of Designation to be executed this 7th day of November 2023.

AgeX Therapeutics, Inc.

By:	/s/ Joanne Hackett
Joanne Hackett,
Interim Chief Executive Officer

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